Exhibit 99.1

PROSPECTOR CAPITAL CORP.

PROVIDES UPDATE ON THE STATUS OF THE BUSINESS COMBINATION CLOSING

La Jolla, CA, December 18, 2023 -- Prospector Capital Corp. (“Prospector”) (Nasdaq: PRSRU, PRSR and PRSRW) announced that the conditions to closing the proposed business combination (the “Business Combination”) with LeddarTech Inc., a corporation existing under the laws of Canada (“LeddarTech”), and LeddarTech Holdings Inc., a company incorporated under the laws of Canada and a wholly owned subsidiary of LeddarTech (“Newco”), have not yet been satisfied and the Business Combination has not closed. The parties are working together to expeditiously satisfy such closing conditions, including obtaining the approval of Nasdaq to list Newco’s common shares and warrants following the closing of the Business Combination. There can be no assurance that the Business Combination will be consummated within the time period required by Prospector’s governing documents, which provides that Prospector must consummate its initial business combination by December 31, 2023. If the Business Combination is not completed by December 31, 2023, Prospector will, among other things, cease all operations except for the purpose of winding up and, as promptly as reasonably possible but not more than 10 business days thereafter, redeem the Prospector Class A ordinary shares (the “Prospector Class A Shares”), at a per-share price, payable in cash, equal to the aggregate amount then on deposit in Prospector’s trust account, including interest earned on the funds held in the trust account and not previously released to Prospector (less taxes payable and up to US$100,000 of interest to pay dissolution expenses), divided by the number of Prospector Class A Shares then in issue.

About Prospector Capital Corp.

Prospector is a special purpose acquisition company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses with a focus on companies with advanced and highly differentiated solutions for the technology sector. The company is led by a team of experienced investors and executives focused on identifying and investing in high-growth companies with strong management teams and attractive market opportunities. Prospector’s securities are traded on Nasdaq under the ticker symbols “PRSR”, “PRSRU” and “PRSRW”.

About LeddarTech

A global software company founded in 2007 and headquartered in Quebec City with additional R&D centers in Montreal, Toronto and Tel Aviv, Israel, LeddarTech develops and provides comprehensive AI-based low-level sensor fusion and perception software solutions that enable the deployment of ADAS and autonomous driving (AD) applications. LeddarTech’s automotive-grade software applies advanced AI and computer vision algorithms to generate accurate 3D models of the environment to achieve better decision making and safer navigation. This high-performance, scalable, cost-effective technology is available to OEMs and Tier 1-2 suppliers to efficiently implement automotive and off-road vehicle ADAS solutions.

LeddarTech is responsible for several remote-sensing innovations, with over 150 patent applications (80 granted) that enhance ADAS and AD capabilities. Better awareness around the vehicle is critical in making global mobility safer, more efficient, sustainable and affordable: this is what drives LeddarTech to seek to become the most widely adopted sensor fusion and perception software solution.

Additional information about LeddarTech is accessible at www.leddartech.com and on LinkedIn, Twitter, Facebook and YouTube.

Caution Concerning Forward Looking Statements

Certain statements contained in this communication may be considered forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act and Section 21E of the Exchange Act, including statements regarding the Business Combination involving Prospector, LeddarTech and Newco, and the ability to consummate the Business Combination. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “may,” “will,” “should,” “would,” “expect,” “anticipate,” “plan,” “likely”, “believe,” “estimate,” “project,” “intend,” and other similar expressions among others. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: (i) the risk that the conditions to the closing of the Business Combination are not satisfied, including the failure to timely or at all obtain shareholder approval for the Business Combination or the failure to timely or at all obtain any required regulatory clearances, including under the HSR Act or of the Superior Court of Québec; (ii) uncertainties as to the timing of the consummation of the Business Combination and the ability of each of Prospector, LeddarTech and Newco to consummate the Business Combination; (iii) the possibility that other anticipated benefits of the Business Combination will not be realized, and the anticipated tax treatment of the Business Combination; (iv) the occurrence of any event that could give rise to termination of the Business Combination; (v) the risk that shareholder litigation in connection with the Business Combination or other settlements or investigations may affect the timing or occurrence of the Business Combination or result in significant costs of defense, indemnification and liability; (vi) changes in general economic and/or industry specific conditions; (vii) possible disruptions from the Business Combination that could harm LeddarTech’s business; (viii) the ability of LeddarTech to retain, attract and hire key personnel; (ix) potential adverse reactions or changes to relationships with customers, employees, suppliers or other parties resulting from the announcement or completion of the Business Combination; (x) potential business uncertainty, including changes to existing business relationships, during the pendency of the Business Combination that could affect LeddarTech’s financial performance; (xi) legislative, regulatory and economic developments; (xii) unpredictability and severity of catastrophic events, including, but not limited to, acts of terrorism, outbreak of war or hostilities and any epidemic, pandemic or disease outbreak (including COVID-19), as well as management’s response to any of the aforementioned factors; and (xiii) other risk factors as detailed from time to time in Prospector’s reports filed with the SEC, including Prospector’s Annual Report on Form 10-K, periodic Quarterly Reports on Form 10-Q, periodic Current Reports on Form 8-K and other documents filed with the SEC. The foregoing list of important factors is not exhaustive. Neither Prospector nor LeddarTech can give any assurance that the conditions to the Business Combination will be satisfied. Except as required by applicable law, neither Prospector nor LeddarTech undertakes any obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:

Kevin Hunt

ICR Inc.

Kevin.Hunt@icrinc.com

MEDIA CONTACT:

Dan Brennan

ICR Inc.

Dan.Brennan@icrinc.com